Exhibit (d)(2)

EXECUTION COPY

STRICTLY PRIVATE AND CONFIDENTIAL

October 1, 2013

Southwire Company

One Southwire Drive

Carrollton, Georgia 30119

Attention:	Guyton Cochran
Executive Vice President and Chief Financial Officer

Ladies and Gentlemen:

You have requested information from Coleman Cable, Inc. (together with its controlled affiliates, and including any successor thereto, the “Company”) in connection with your consideration of a possible mutually agreed transaction between you and the Company (such mutually agreed transaction between you and the Company being referred to herein as a “Transaction”). The Company is willing to furnish or otherwise make available such information to you as it so determines in consideration of your agreement to abide by the terms of this letter agreement (this “Agreement”).

1. Confidentiality.

(a) You agree to keep confidential and to use only for the purpose of evaluating, negotiating and executing a Transaction, and not for any other purpose, all information that the Company or any of its Representatives (as hereinafter defined) furnishes or otherwise makes available to you or your Representatives, including any technical, scientific, trade secret or other proprietary information (“Trade Secrets”) of the Company, with which you or your Representatives may come into contact in the course of your evaluation, whether before or after the date of this Agreement, and whether oral, written or electronic, together with any reports, analyses, summaries, interpretations, compilations, forecasts, financial statements, memoranda, notes, studies or any other written or electronic materials prepared by or for you or your Representatives that contain, reflect or are based upon or generated from such information (collectively, the “Evaluation Material”); provided, however, that you may disclose Evaluation Material (i) to those of your controlled affiliates and your and their officers, directors, employees and to the five direct descendants of Roy Richards, Sr. who, individually or through trusts, hold substantially all of the stock of Southwire Company (the “Descendants”) and (ii) to your accountants, legal counsel, consultants, financial advisors, and, with the prior written consent of the Company, commercial bankers, lending institutions or other potential debt financing sources (it being acknowledged and agreed that the Company hereby expressly approves each of the institutions set forth on Schedule A hereto as a Representative of you in its capacity as a potential debt financing source to you) and potential equity financing sources, in each case, identified in writing to the Company as such (the persons in the foregoing clause (ii) in their capacity as such, being generally referred to herein as “Outside Representatives”, and together with the persons referred to in the foregoing clause (i), in their capacity as such, “Representatives”) who need to know such information for the purpose of assisting you in your evaluation, negotiation and execution of a Transaction so long as your Representatives treat the Evaluation Material in a confidential manner and in accordance with the terms hereof (it being understood that you will be responsible for any breach of the terms of this Agreement by any of your Representatives applicable thereto); (ii) to the extent that the Company so consents in advance in writing and (iii) to the extent provided in Section 1(d). Notwithstanding the foregoing, the term “Evaluation Material” does not include information that (A) is or becomes available to you on a non-confidential basis from a source other than the Company or its Representatives, provided that such other source is not known by you after reasonable inquiry to be bound by a confidentiality obligation to the Company or other duty of non-disclosure, (B) is or becomes generally available to the public (other than as a result of a violation by you or your Representatives of the provisions of this Agreement), (C) is independently developed by you without use of or reference to any Evaluation Material or violation of the provisions of this Agreement or (D) Transaction Information (as defined below), which is subject to the provisions of Section 1(b). Nothing herein, and no disclosure pursuant hereto, is intended or shall be deemed to vest in you any intellectual property rights whatsoever.

(b) You agree that neither you nor any of your Representatives will, without the prior written consent of the Company, directly or indirectly, disclose to any other person (including your non-controlled affiliates but excluding your Representatives) (i) the fact that discussions or negotiations may take place, are taking place or have taken place concerning a Transaction or any of the terms or other facts relating thereto, including the status thereof, (ii) the existence or the terms of this Agreement or (iii) that you or your Representatives have received or produced any Evaluation Material (items (i), (ii) and (iii), collectively, “Transaction Information”); provided, however, that you may disclose Transaction Information to the extent (x) in accordance with and permitted by Section 1(d), or (y) you have received advice of your legal counsel that you are required to make such disclosure in order to avoid violating applicable law, regulation or legal process, and, in the case of clauses (x) or (y), the requirement to make such disclosure does not arise from a violation by you of the provisions of this Agreement; and, provided, further, that in the case of clause (y), to the extent legally permissible, you provide the Company prior written notice of the requirement, including the text of the intended disclosure, at least 24 hours prior to making such disclosure, and seek to limit the intended disclosure to the extent and in the manner reasonably requested by the

Company. Except as required by applicable law, regulation or legal process or except as expressly permitted in any subsequent definitive agreement between us, without your prior written consent, the Company will not, directly or indirectly, identify you by name or identifiable description as being involved in discussions or negotiations concerning the Transaction (the “Bidder Transaction Information”) to any person other than a Representative of the Company who reasonably needs to know such information in connection with the Transaction.

(c) It is understood that all requests by you and your Representatives for information, facility tours or management meetings and discussions or questions regarding procedures, will be submitted or directed to Michael Powell at Jefferies LLC, who will arrange for all contacts for due diligence purposes. Except as provided pursuant to and in accordance with the foregoing sentence, you also agree that, without the prior express written consent of the Company, you will not (and your Representatives will not) initiate or maintain contact regarding a Transaction, participation in a Transaction or the Company’s business, operations, prospects or finances with any supplier, distributor, broker, customer, officer, director, employee or agent of the Company, or any stockholder of the Company the ownership percentage of which is publicly disclosed in the Company’s filings with the Securities and Exchange Commission (it being understood that the foregoing restriction, as it relates to contacts with stockholders of the Company, is not intended to preclude contacts with such stockholders at such time and to the extent such contacts would otherwise be permitted pursuant to Section 3 of this Agreement).

(d) In the event that you or any of your Representatives are required to disclose any Transaction Information or Evaluation Material in connection with a judicial or administrative proceeding (by oral questions, interrogatories, requests for information or documents, subpoena, Civil Investigation Demand or similar process), you will provide the Company with prompt and, to the extent legally permissible, prior notice of such requirement(s). You also agree, to the extent legally permissible, to provide the Company, in advance of any such disclosure, with a list of any Transaction Information or Evaluation Material you intend to disclose (and, if applicable, the text of the disclosure language itself) and to cooperate with the Company, to the extent the Company may seek to limit such disclosure, including, if requested, taking all reasonable steps to resist or avoid any such judicial or administrative proceedings referred to above and, to the extent of reasonable out-of-pocket expenses incurred by you, at the Company’s expense. If and to the extent, in the absence of a protective order or the receipt of a waiver from the Company after a request in writing therefor is made by you (such request to be made as soon as practicable to allow the Company a reasonable amount of time to respond thereto), you or your Representatives are legally required as advised by legal counsel to disclose Transaction Information or Evaluation Material, you will limit such disclosure to that which is legally required and will use reasonable efforts, to the extent of reasonable out-of-pocket expenses incurred by you, at the Company’s expense, to obtain assurances that confidential treatment will be accorded to any Transaction Information or Evaluation Material that you are so required to disclose, and thereafter you may disclose such information without liability hereunder.

(e) Upon the written request of the Company, you will (and your Representatives will) promptly deliver to the Company or, at your option, destroy, all copies of the Evaluation Material, including any notes relating thereto, without retaining any copy thereof, including, to the extent practicable, expunging all such Evaluation Material from any computer, word processor or other device containing such information. If requested by the Company, an appropriate officer of yours will confirm in writing to the Company that all such material has been so delivered or destroyed. Notwithstanding the foregoing, (i) your legal department and/or outside legal counsel may keep one copy of the Evaluation Material (in electronic or paper form) and, with respect to your Representatives who are accounting firms, such firms may keep one copy of the Evaluation Material if required by bona fide policies and procedures implemented by such accounting firms in order to comply with applicable law, regulation, professional standards or reasonable business practice and (ii) you and your Representatives may retain Evaluation Material to the extent it is “backed-up” on your or their (as the case may be) electronic information management and communications systems or servers, is not available to an end user and cannot be expunged without considerable effort, in each case, in strict confidence in accordance with the terms of this Agreement. Any and all duties and obligations existing under this Agreement shall remain in full force and effect, notwithstanding the delivery or destruction of the Evaluation Material required by this Section 1(e).

2. No Other Discussions or Arrangements. You represent that other than as disclosed to the Company in writing, neither you nor any of your non-controlled affiliates nor any of your Representatives nor any of their affiliates (with respect to your non-controlled affiliates and your Outside Representatives and their affiliates, to the extent acting at your direction or on your behalf) has entered into, directly or indirectly, any agreement, arrangement or understanding, or any discussions that would reasonably be expected to lead to an agreement, arrangement or understanding, with any person (other than with any of your Representatives) with respect to a Transaction or possible transaction involving any assets or securities of the Company (an “Acquisition Transaction”). You agree that, during the Standstill Period, neither you nor any of your non-controlled affiliates nor any of your Representatives nor any of their affiliates (with respect to your non-controlled affiliates and your Outside Representatives and their affiliates, to the extent acting at your direction or on your behalf) will, without the prior written consent of the Company, directly or indirectly, contact any person, other than any of your Representatives and other than the Company and its Representatives, with respect to an Acquisition Transaction, including the provision of financing with respect thereto, or enter into any agreement, arrangement or understanding, or any discussions intended to lead to an agreement, arrangement or understanding, with any other person, other than any of your Representatives and other than the Company and its Representatives, regarding an Acquisition Transaction, including the provision of financing with respect thereto. You agree that neither you nor any of your non-controlled affiliates nor any of your Representatives nor any of their affiliates (with respect to your non-controlled affiliates and your Outside Representatives and their affiliates, to the extent acting at your direction or on your behalf) will, without the prior written consent of the Company, enter into any exclusive arrangement with any existing or potential equity financing source or debt financing source with respect to the provision of equity or debt financing in connection with an Acquisition Transaction. For purposes of this Agreement, any agreement, arrangement or other understanding, whether written or oral, with any potential equity or debt financing source that would reasonably be expected to legally or contractually limit or restrict, directly or indirectly, such financing source from acting as a potential financing source to any other person with respect to an Acquisition Transaction shall be deemed an exclusive arrangement.

3. Standstill.

(a) In consideration for being furnished with the Evaluation Material, you agree that during the Standstill Period, unless the Company’s Board of Directors otherwise so specifically requests in writing in advance, you shall not, and shall cause (i) your controlled affiliates, the Descendants and your and their directors, officers and employees and (ii) your Outside Representatives and your non-controlled affiliates acting at your direction or on your behalf not to (and you and they will not assist or form a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), act in concert or participate with or knowingly encourage other persons to), directly or indirectly, (A) acquire or offer to acquire, seek, propose or agree to acquire, by means of a purchase, tender or exchange offer, business combination or in any other manner, beneficial ownership (within the meaning of Section 13(d)(1) of the Exchange Act) or constructive economic ownership, including through any security, contract right or derivative position the value of which to the “owner” changes in reference to a change in the value of any equity securities (or other securities derived from the value of any equity securities) of the Company, without regard to any hedge that may have been entered into with respect to such position, but not including any interests or rights set forth in Rule 16a-1(c)(1)-(5) or (7) under the Exchange Act, of any securities or material assets of the Company, including rights or options to acquire such ownership, (B) seek or propose to influence, advise, change or control the management, Board of Directors, governing instruments or policies or affairs of the Company or any of its affiliates, including (1) by means of a solicitation of proxies (as such terms are defined in Rule 14a-1 under the Exchange Act, disregarding Rule 14a-1(l)(2)(iv) thereunder), including any otherwise exempt solicitation pursuant to Rule 14a-2(b) under the Exchange Act), (2) by contacting any person relating to any of the matters set forth in this Agreement or (3) by seeking to influence, advise or direct the vote of any holder of voting securities of the Company or its affiliates or (C) make any public disclosure, or take any action that would reasonably be expected to require the Company to make any public disclosure, with respect to any of the matters set forth in this Agreement. You represent to the Company that you and your affiliates (other than individuals in their individual accounts or in de minimis amounts) do not beneficially own (within the meaning of Section 13(d)(1) of the Exchange Act or have constructive beneficial ownership (within the meaning of this Section 3) of any securities or material assets of the Company.

(b) “Standstill Period” for purposes of this Agreement shall mean a period of two years following the date of this Agreement; provided, however, that the Standstill Period shall terminate automatically upon (i) any person (A) becoming the beneficial owner (within the meaning of Section 13(d)(1) of the Exchange Act) of 50% or more of the Company’s outstanding equity securities entitled to vote in the normal course in the election of the board of directors (“Equity Securities”) or (B) commencing a tender or exchange offer that, if consummated, would make such person (or any of its affiliates) the beneficial owner (within the meaning of Section 13(d)(1) of the Exchange Act) of 50% or more of the Equity Securities and the Company’s Board of Directors not recommending against stockholders tendering their shares into such offer within 10 business days after the commencement of such offer or at any time thereafter at which it publicly takes a new position with respect to such offer or (ii) the Company entering into a definitive agreement with a third party to effectuate (A) a sale of 50% or more of the consolidated assets of the Company and its wholly owned subsidiaries or (B) a transaction not covered by the foregoing clause (ii)(A) that, in whole or in part, requires the approval of the Company’s stockholders, unless, with respect to such transaction, it can be determined (based on information publicly available at the time of announcement of the entering into of such agreement) that the holders of the Equity Securities of the Company prior to such transaction will own, immediately following such transaction, at least 50% of the Equity Securities of either (x) the corporation resulting from such transaction (the “Surviving Corporation”), or (y), if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of all of the outstanding Equity Securities of the Surviving Corporation. Notwithstanding anything in this Agreement to the contrary, upon the expiration or termination of the Standstill Period, you may use (but not disclose) Transaction Information and Evaluation Material solely in connection with the submission by you of a private proposal to the Company regarding a Transaction.

4. Non-Solicitation and No-Hire of Employees. For a period of two years from the date hereof, you agree that you, the Descendants and your affiliates (with respect to your non-controlled affiliates, to the extent acting at your direction or on your behalf) will not, directly or indirectly, hire or solicit any employee of the Company, other than a person (i) who terminated his or her employment with the Company and a period of at least 180 days has expired following such termination, and whom neither you nor any of your affiliates or Representatives, directly or indirectly, solicited following the date hereof or (ii) whose employment was terminated by the Company prior to any solicitation; provided that nothing in this Section 4 shall apply to any employee who responds to general solicitations of employment not specifically directed toward employees of the Company, which general solicitations are expressly permitted.

5. No Representations or Warranties. You understand and agree that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, on which you, your affiliates or your Representatives may rely as to the accuracy or completeness of the Evaluation Material for your, your affiliates’ or your Representatives’ purposes and that only those representations and warranties made by the Company in writing in a subsequent definitive agreement with you with respect to a Transaction, if any, shall have any legal effect. You agree that other than as may be set forth in such a definitive agreement neither the Company nor its affiliates or Representatives shall have any liability whatsoever to you or any of your affiliates or Representatives, including in contract, tort or under federal or state securities laws, arising out of, relating to, or resulting from, the use of the Evaluation Material or any errors therein or omissions therefrom.

6. No Obligation. It is understood and agreed that unless and until the Company has entered into a definitive agreement with you with respect to a Transaction, if any, neither the Company nor you intends to be, or shall be, under any legal obligation of any kind whatsoever with respect to a Transaction or otherwise, except for the matters specifically agreed to in this Agreement.

7. Equitable Relief. Each party hereto, without prejudice to any rights to judicial relief it may otherwise have, shall be entitled to seek equitable relief, including injunction and/or specific performance, in the event of any breach or threatened breach of the provisions of this Agreement. Each party hereto agrees that it will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto also agrees that it will not seek and agrees to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such relief. You acknowledge that the Evaluation Material and Transaction Information is valuable and unique to the Company and that any disclosure thereof in breach of this Agreement may result in irreparable injury to the Company. The Company acknowledges that the Bidder Transaction Information is valuable and unique to you and that any disclosure thereof in breach of this Agreement may result in irreparable injury to you.

8. Compliance with Law. You hereby confirm that you are aware and that your Representatives have been advised that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company on the basis of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities.

9. Miscellaneous.

(a) Except with respect to the obligations set forth in Section 1(a) as they relate to Trade Secrets, each party’s obligations under this Agreement expire upon the earlier of (i) two years after the date of this Agreement and (ii) the completion of a Transaction with you. Each party’s obligations set forth in Section 1(a) as they relate to Trade Secrets expire upon the earlier of (a) three years after the date of this Agreement and (b) the completion of a Transaction with you. The term “person” as used in this

Agreement shall be broadly interpreted to include the media and any corporation, company, group, partnership, joint venture, limited liability company, trust, governmental entity or individual. The term “affiliate” and the term “control” as used in this Agreement shall each have the meaning ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act; provided, that, for purposes of this Agreement, each of the Descendants is a “Representative” of you, subject to the terms applicable to your Representatives (and not the terms applicable to your non-controlled affiliates). The term “including” and any variation thereof shall be deemed to be followed by the words “without limitation” except where the meaning clearly indicates otherwise.

(b) It is agreed that no failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

(c) The Company has engaged Sullivan & Cromwell LLP as its legal counsel in connection with the Transaction. Sullivan & Cromwell LLP may also, now or in the future, represent you or one or more of your affiliates in connection with unrelated matters. By entering into this Agreement, you and your Representatives (i) consent to the continued representation of the Company by Sullivan & Cromwell LLP in connection with the Transaction and (ii) waive any actual or alleged conflict of Sullivan & Cromwell LLP that may arise from Sullivan & Cromwell LLP’s representation of the Company in connection with a Transaction. This consent and waiver extends to Sullivan & Cromwell LLP representing the Company against you and/or any of your affiliates in litigation, arbitration or mediation in connection with this Agreement or any Transaction. Nothing contained herein shall be deemed to constitute a waiver of any privilege or consent to the disclosure of any confidential information. In addition, you hereby acknowledge that you have obtained independent legal advice with respect to this consent and waiver. If you have any questions regarding this Section, please contact Krishna Veeraraghavan at Sullivan & Cromwell LLP at (212) 558-7931 or at veeraraghavank@sullcrom.com.

(d) It is understood and agreed that if any provision contained in this Agreement or the application thereof to you, the Company, or any other person or circumstance shall be invalid, illegal or unenforceable in any respect under any applicable law as determined by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this Agreement, or the application of such provision to such persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. In the case of any such invalidity, illegality or unenforceability, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and this Agreement.

(e) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflict of laws principles thereof to the extent that such principles would direct a matter to another jurisdiction.

(f) Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9(g). Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement. Each of the parties hereto agrees that a final judgment in any lawsuit, action or other proceeding arising out of or relating to this Agreement brought in the Chosen Courts shall be conclusive and binding upon each of the parties hereto and may be enforced in any other courts the jurisdiction of which each of the parties is or may be subject, by suit upon such judgment.

(g) Any notice hereunder shall be made in writing by overnight courier, personal delivery, facsimile or email (if telephonically confirmed), in each case to:

If to the Company:

Coleman Cable, Inc.
1530 Shields Drive
Waukegan, Illinois 60085
Attention:	Alan Bergschneider
Chief Financial Officer
Facsimile:	847-689-9099
Telephone:	847-672-2494
Email:	acb@coleman-cable.com

If to you:

Southwire Company
P.O. Box 1000
One Southwire Drive
Carrollton, Georgia 30119
Attention:	Floyd Smith
Executive Vice President and
General Counsel
Facsimile:	770-832-5374
Telephone:	770-832-5712
Email:	Floyd.Smith@southwire.com

(h) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and verbal, between the parties with respect to the subject matter hereof. The terms of this Agreement shall supercede any use or confidentiality obligations imposed by a web-based database or similar repository of Evaluation Material or Transaction Information to which you or your Representatives are granted access in connection with your evaluation of a Transaction pursuant to this Agreement, notwithstanding submission of an electronic signature, “clicking” on an “I Agree” icon or other indication of assent to such obligations, it being understood and agreed that your obligations with respect to the Evaluation Material and Transaction Information are exclusively governed by this Agreement and may not be expanded except by an agreement executed by the party to be bound.

(i) To the extent that any Evaluation Material includes materials subject to the attorney-client privilege, the Company is not waiving, and shall not be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any of the Evaluation Material (including any such Evaluation Material related to pending or threatened litigation) to you or your Representatives.

(j) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment of this Agreement by you without the prior written consent of the Company shall be void. The Company may assign this Agreement and/or the benefits hereunder to one or more purchasers of all or substantially all of the capital stock or assets of the Company.

(k) This Agreement may only be amended by a separate writing signed by the Company and you expressly so amending this Agreement. Any provision of this Agreement may be waived by the party entitled to the benefit thereof, if in writing and signed by the party entitled to the benefit thereof.

(l) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

[The next page is the signature page]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement, whereupon this Agreement will constitute our agreement with respect to the subject matter hereof.

Very truly yours,

COLEMAN CABLE, INC.

By	/s/ David Bistricer
	Name:	David Bistricer
	Title:	Co-Chairman of the Board

CONFIRMED AND AGREED TO:

SOUTHWIRE COMPANY

By	/s/ James Guyton Cochran, Jr.
	Name:	James Guyton Cochran, Jr.
	Title:	EVP, Chief Financial Officer

Dated:	October 1, 2013

Schedule A

1.	Wells Fargo & Company

2.	Macquarie Group Limited